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                                                                   Exhibit 11.1
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                             SYMBOLLON CORPORATION

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                                    The Three-Months Ended March 31,
                                  ------------------------------------
                                         1997             1996
                                     -----------      -----------
Net Loss..........................   $  (213,051)     $  (534,218)

Preferred Stock Dividend..........       (25,096)
                                     ------------     ------------
Net Loss on Per Share Basis.......      (238,147)        (534,218)
                                     ============     ============

Primary loss per share:
  Weighted average common shares
  outstanding.....................     2,484,528        2,480,136


  Shares subject to restriction...      (700,000)        (700,000)
                                     ------------     ------------
                                       1,784,528        1,780,136
                                     ============     ============

Loss per share (1):...............   $     (0.13)     $     (0.30)
                                     ============     ============

(1) There is no difference  between  primary and fully diluted loss per share.

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